SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
   Exchange Act of 1934

                  Filed by the Registrant /x/

          Filed by a Party other than the Registrant [ ]


          Check the appropriate box:
      [ ] Preliminary Proxy Statement
      [ ] Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2)
      [x] Definitive Proxy Statement
      [ ] Definitive Additional Materials
      [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                   ACCESS PHARMACEUTICALS, INC.
        ------------------------------------------------
        (Name of Registrant as Specified In Its Charter)


       ----------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other
                      than the Registrant)



     Payment of Filing Fee (Check the appropriate box):
      [x] No fee required
      [ ] Fee computed on table below per Exchange Act
          Rules 14a-6(i)(1) and 0-11.
            1) Title of each class of securities to which transaction applies:
            2) Aggregate number of securities to which transaction applies:
            3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            4) Proposed maximum aggregate value of transaction:
            5) Total fee paid:
      [ ] Fee paid previously with preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
               1) Amount Previously Paid:
               2) Form, Schedule or Registration Statement No.:
               3) Filing Party:
               4) Date Filed:

                       ACCESS PHARMACEUTICALS, INC.
                     2600 Stemmons Freeway, Suite 176
                           Dallas, Texas 75207



To Our Stockholders:

   You are cordially invited to attend the Special Meeting of Stockholders of Access Pharmaceuticals, Inc. (the "Company" or "Access") to be held on April 14, 1998 at 10:00 a.m. local time, at the New York Athletic Club, 180 Central Park South, New York, New York 10019, (212) 247-5100 (the "Special Meeting").

   The Notice of Special Meeting and the Proxy Statement that follow describe the business to be considered and acted upon by the stockholders at the Special Meeting. The Board of Directors unanimously recommends that Access' stockholders approve the proposals. Please carefully review the information contained in the Proxy Statement.

   Proposal 1, to be addressed at the Special Meeting, is to consider and act upon a proposal to amend Access' Certificate of Incorporation, as amended, to effect a recapitalization of the Company through a one-for-twenty reverse stock split of Access common stock, $.04 par value per share (the "Common Stock"), decrease the number of authorized shares of Common Stock from 60.0 million to 20.0 million and decrease the authorized shares of preferred stock of the Company from 10.0 million to 2.0 million (the "Recapitalization"). This proposal will decrease the number of outstanding shares of Common Stock from approximately 32.6 million to 1.6 million. There are no preferred shares outstanding.

   PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL NOT CHANGE YOUR
PROPORTIONATE EQUITY INTERESTS IN ACCESS, EXCEPT AS MAY RESULT FROM THE ELIMINATION OF FRACTIONAL SHARES.

   The Recapitalization of the Company is a component of an overall plan to finance the Company to advance research and development activities and to apply for a listing on the NASDAQ SmallCap Market or an alternative stock exchange. The Recapitalization is designed to position the Company to attract institutional investors who are precluded from purchasing low-priced securities.

   The Board of Directors believes that the recent per share price of the Company's Common Stock and the fact that it is not listed on NASDAQ or an exchange have had a negative effect on the marketability of Access' Common Stock. Management of the Company believes that a reverse stock split could position Access more attractively with institutional investors and retail stock brokers who generally have restrictions on investing in low-priced stocks and stocks not listed on NASDAQ or an exchange. The Company has been advised by the investment bank retained to assist in raising additional funding that effecting a one-for-twenty reverse stock split would assist theinvestment bank in marketing the proposed offering to institutional investors. A higher stock price also could increase broker/dealer interest in maintaining markets in Access' stock. Individual stockholders would then benefit as transaction costs relative to the total value of stock trades may be reduced. The reverse split also could improve Access's ability to finance the Company's research activities by increasing the number of potential investors and investment vehicles.
The terms under which future financing transactions could be concluded may also be more favorable with a higher priced stock. Additionally, the reverse split and the refinancing would improve Access' prospects for being relisted on the NASDAQ SmallCap Market or an alternate stock exchange.

   The Board of Directors unanimously recommends that Access' stockholders approve the amendment to the Certificate of Incorporation to effect the reverse stock split and recapitalization. The enclosed Proxy Statement sets forth more detailed information regarding the amendment and the reverse stock split and other proposals. Please carefully review the information contained in the Proxy Statement.

   WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS VERY IMPORTANT THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN
THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AT THAT TIME BY REQUESTING THE RIGHT TO VOTE IN PERSON.

                            Sincerely,

                            /s/ Herbert H. McDade, Jr.
                            --------------------------
                            Herbert H. McDade, Jr.
                            Chairman of the Board of Directors

                        ACCESS PHARMACEUTICALS, INC.
                      2600 Stemmons Freeway, Suite 176
                            Dallas, Texas 75207

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        to be held on April 14, 1998


   PLEASE TAKE NOTICE that the Special Meeting of Stockholders (the "Special Meeting") of Access Pharmaceuticals, Inc. (the "Company" or "Access") will be held at the New York Athletic Club, 180 Central
Park South, New York, New York 10019, (212) 247-5100, on April 14, 1998, at 10:00 a.m. local time. The meeting will convene for the following purposes:

   1.To consider and vote upon a proposal to amend the Company's Certificate of Incorporation, as amended, (the "Amendment") to effect a recapitalization (the "Recapitalization") through a one-for-twenty reverse stock split (the "Reverse Stock Split") pursuant to which every twenty shares of Access common stock, $.04 par value per share (the "Common Stock") outstanding on the effective date of the Amendment would be converted into one share of common stock, $.01 par value per share ("New Common Stock"). This proposal will decrease the number of outstanding shares of Common Stock from approximately 32.6 million to 1.6 million. The Amendment would also reduce the number of authorized shares of Common Stock from 60,000,000 shares to 20,000,000 shares. The reduction in authorized shares of Common Stock would in fact proportionately increase the number of authorized but unissued shares when compared with the number of issued and outstanding shares before the Amendment. To avoid the existence of fractional shares of New Common Stock, stockholders who would otherwise be entitled to receive fractional shares of New Common Stock shall receive cash in lieu thereof.
The Amendment would also decrease the authorized shares of preferred stock, par value $.01 per share, of the Company from 10.0 million to 2.0 million. There are currently no preferred shares outstanding.

   2.To transact such other business as may properly come before the special meeting or any postponements or adjournments thereof.

   Stockholders of record at the close of business on March 10, 1998, the record date for the Special Meeting, are entitled to receive notice of, and to vote at the Special Meeting and any adjournment or postponement thereof.

   Information relating to the Reverse Stock Split and the other proposals is set forth in the accompanying Proxy Statement dated March 10, 1998. Please carefully review the information contained in the Proxy
Statement, which is incorporated into this Notice.

                          By Order of the Board of
                          Directors,

                          /s/ Herbert H. McDade, Jr.
                          --------------------------
                          Herbert H. McDade, Jr.
                          Chairman of the Board of
                          Directors

Dallas, Texas
March 10, 1998

                _______________________________________________

   Stockholders are cordially invited to attend the Special Meeting in person. YOUR VOTE IS IMPORTANT. If you do not expect to attend the Special Meeting, or if you do plan to attend but wish to vote by proxy, please complete, date, sign and mail the enclosed proxy card in the return envelope provided addressed to Access Pharmaceuticals, Inc., c/o American Stock Transfer & Trust Co., 40 Wall Street, 46th Floor, New York, New York 10005 ("American Stock Transfer"). Proxies will also be accepted by transmission of a telegram, cablegram or telecopy provided that such telegram, cablegram or telecopy contains sufficient information from which it can be determined that the transmission was authorized by the stockholder.
American Stock Transfer & Trust Company's telecopy number is (718) 234-2287.

                        ACCESS PHARMACEUTICALS, INC.
                      2600 Stemmons Freeway, Suite 176
                            Dallas, Texas 75207
                            __________________

                              PROXY STATEMENT
                            __________________

                      SPECIAL MEETING OF STOCKHOLDERS
                        To Be Held On April 14, 1998

   This Proxy Statement is furnished by Access Pharmaceuticals, Inc., a Delaware corporation (the "Company" or "Access"), to holders of Common Stock, par value $.04 per share (the "Common Stock"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of Stockholders of the Company, and at any and all adjournments or postponements thereof (the "Special Meeting"). The Special Meeting will be held on Tuesday, April 14, 1998 at 10:00 a.m., local time, at the New York Athletic Club, 180 Central Park South, New York, New York 10019, (212) 247-5100. This Proxy Statement and the accompanying form of proxy is first being sent to holders of Common Stock on or about March 11, 1998. The Company's mailing address and the location of its principal executive offices are 2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207,
(214) 905-5100.

   A stockholder signing and returning the enclosed proxy may revoke it at any time before it is exercised by voting in person at the Special Meeting, by submitting another proxy bearing a later date or by giving notice in writing to the Secretary of the Company not later than the day prior to the Special Meeting. All proxies returned prior to the meeting will be voted in accordance with instructions contained therein.

   At the close of business on March 10, 1998, the record date for the Special Meeting, there were outstanding and entitled to vote 32,309,010 shares of Common Stock. The Company has no other outstanding voting securities. Each outstanding share of Common Stock is entitled to one vote. A complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting at the Company's principal executive offices, during normal business hours, at least ten business days prior to the Special Meeting. The Bylaws of the Company require that a majority of the shares entitled to vote, present in person or by proxy, shall constitute a quorum for the conduct of business at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Because the proposal relating to the Amendment
(as defined below) requires the affirmative vote of a majority of the outstanding shares, broker non-votes and abstentions will have the effect of a vote against such proposal.

   All expenses in connection with solicitation of proxies will be borne by the Company. The Company will also request brokers, dealers, banks and voting trustees, and their nominees, to forward this Proxy Statement and the accompanying form of proxy to beneficial owners and will reimburse such record holders for their expense in forwarding solicitation material. The Company expects to solicit proxies primarily by mail, but Directors, officers and regular employees of the Company may also solicit in person, by telephone or by telecopy.

   The Board of Directors does not know of any matters which will be brought before the Special Meeting other than those matters specifically set forth in the Notice of Special Meeting. However, if any other matter properly comes before the Special Meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting thereunder, will vote on such matter in accordance with their best judgement.

                          PROPOSAL 1


Proposed Amendment to the Certificate of Incorporation to Effect the Recapitalization

General

   The Company proposes to effect a recapitalization through the adoption of a proposed amendment (the "Amendment") to the Company's Certificate of Incorporation, as amended, (the "Certificate"), as specified in the accompanying Notice of Special Meeting of Stockholders. The Amendment will effect a recapitalization (the "Recapitalization") of the Company through a one-for-twenty reverse stock split (the "Reverse Stock Split") and will also provide for reducing the authorized number of shares of Common
Stock after the Reverse Stock Split to 20,000,000, which would in fact proportionately increase the number of authorized but unissued shares of Common Stock when compared with the number of issued and outstanding shares before the Amendment, and to decrease the authorized shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of the Company from 10,000,000 to 2,000,000. A form of the Amendment is attached hereto as Exhibit A to this Proxy Statement. If the Amendment is approved by the stockholders, each TWENTY shares of Common Stock, par value $.04 per share, ("Old Common Stock") outstanding on the effective date of the Amendment (the "Effective Date") will be converted automatically into ONE share of Common Stock, par value $.01 per share, ("New Common Stock") and the number of authorized shares of Common Stock will be reduced from 60,000,000 to 20,000,000. To avoid the existence of fractional shares of New Common Stock, stockholders who would otherwise be entitled to receive fractional shares of New Common Stock shall receive a cash distribution in lieu thereof. The Effective Date of the Reverse Stock Split will be the date on which the Amendment is filed with the Secretary of State of Delaware, which is anticipated to be as soon as practicable following the date of the Special Meeting. There are currently 32,609,010 shares of Common Stock outstanding. There is currently no Preferred Stock outstanding.

Background of and Reasons for the Reverse Stock Split

   On February 13, 1998 the Board of Directors adopted resolutions approving the Amendment and directing that the Amendment be placed on the agenda for the consideration of the stockholders.

   The Board of Directors believes that the recent per share price of the Common Stock has had a negative effect on the marketability of the existing shares, the amount and percentage of transaction costs paid by individual stockholders and the potential ability of the Company to raise capital by issuing new shares. The Company believes there are several reasons for these effects, as summarized below.

   There are significant restrictions imposed by most brokerage houses on the ability of their brokers to solicit orders or recommend the purchase of stocks that trade on the OTC Bulletin Board. In the majority of cases the purchase of stock is limited to unsolicited offers from private investors, who have to comply with policies and practices involving the completion of time-consuming forms that make the handling of lower-priced stocks economically unattractive. Additionally, most brokerage houses do not permit lower-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Further, the Board of Directors believes that the current per share price of the Common Stock may limit the effective marketability of the Common Stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. The brokerage commission on the purchase or sale of a lower-priced stock may also represent a higher percentage of the price than the brokerage commission on a higher-priced issue.

   The opportunity to raise capital to support the Company's development activities has been reduced as a result of the delisting of the stock from NASDAQ in April 1995, the recent price per share of the stock and the thin trading of the stock. These facts have significantly reduced the number of potential investors, increased the cost of raising capital and limited the types of offerings that can be made. It is the Company's intention to seek re-listing of the Common Stock on the NASDAQ SmallCap Market or an alternative stock exchange, if this proposal is approved and the Company otherwise meets such requirements for relisting, which can nnot be assured.

   Previously the Board of Directors requested and the shareholders approved a one-for-four reverse stock split which subsequently was abandoned by the Board of Directors pursuant to Section 242 of the Delaware General Corporation Law. This action was taken since the Company did not believe that implementing the one-for-four reverse stock split would have accomplished the established objective of qualifying for a NASDAQ SmallCap Market or an alternative stock exchange relisting as the Company did not otherwise meet the listing requirements.

   The Company has signed a non-binding letter of intent with an investment bank to assist the Company to raise up to $8.0 million to fund the Company's research and development activities. The investment bank has advised the Company that effecting a one-for-twenty reverse stock split would assist the investment bank in marketing the proposed offering to institutional investors and would enhance the Company's ablility to meet the initial listing requirements for the NASDAQ SmallCap or an alternative stock exchange. Additionally, to conclude this financing it is necessary for the Company to increase the authorized capital stock as currently only approximately 20,000,000 shares are available for issuance. There can be no assurance that the Company will be able to raise funds through the proposed offering or that the Company will be successful in gaining a listing on the NASDAQ
SmallCap Market or an alternative stock exchange.

   The Company expects its cash requirements to increase in future periods. The Company will require substantial funds to conduct research and development programs, preclinical studies and clinical trials of its potential products. The Company's future capital requirements will depend on many factors, including the ability to establish and maintain collaborative arrangements for research, development and commercialization of products with corporate partners, continued scientific progress in the Company's research and development programs, the scope and results of preclinical testing and clinical trials, the costs involved in filing, prosecuting and enforcing patent claims, competing technological developments, the cost of manufacturing and scale-up and the ability to establish and maintain effective commercialization activities and arrangements. Based on its current plans, the Company believes that its available cash, including proceeds from projected interest income and potential licensing activities, will be sufficient to meet the Company's operating expenses and capital requirements only into the second half of 1998 at a reduced level which will not support the research and development activities of the Company.
There can be no assurance, however, that changes in the Company's operating expenses will not result in the expenditure of such resources before such time.

   The Board of Directors is optimistic that the raising of substantial capital, the reduction in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Stock Split and the resulting anticipated increased price level will result in greater interest in the Common Stock by the financial community and the investing public.

   There can be no assurances, however, that the foregoing will occur or that the market price of the Common Stock immediately after implementation of the proposed Reverse Stock Split will increase, and if it increases, no assurance that such increase can be maintained for any period of time, or that such market price will approximate twenty times the market price before the proposed Reverse Stock Split.

   Dissenting stockholders have no appraisal rights under Delaware law or under the Company's Certificate and Bylaws in connection with Reverse Stock Split.

       The Company's Common Stock, since February 1, 1996, trades on the
OTC Bulletin Board and trades under the trading symbol AXCS. Prior to this date the common stock traded under the trading symbol CHMX. The following tables set forth, for the periods indicated, the high and low closing prices for the Common Stock as reported by the OTC Bulletin Board for the Company's past two fiscal years.

                           Common Stock
                  ----------------------------------
                                        High      Low
                                      -------   -------
Fiscal Year Ending December 31, 1998
------------------------------------
First quarter(thru February 27, 1998) $ 45/64   $   1/4

Fiscal Year Ended December 31, 1997
-----------------------------------
First quarter                         $1-9/32   $ 23/32
Second quarter                          55/64      3/8
Third quarter                            1/2       3/16
Fourth quarter                          45/64     13/64

Fiscal Year Ended December 31, 1996
-----------------------------------
First quarter                         $2-11/16  $  7/8
Second quarter                         2-9/16    1-5/8
Third quarter                          1-11/16     7/8
Fourth quarter                         1-5/16      3/4


     The Reverse Stock Split may be abandoned by the Board of Directors pursuant to Section 242 of the Delaware General Corporation Law at any time before, during or after the Special Meeting and prior to the effectiveness of the filing of the Certificate of Amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware giving effect to the Reverse Stock Split if, for any reason, the Board of Directors deems it advisable to do so.

   The Board of Directors has determined that it would be appropriate for the Company to increase the proportionate number of authorized shares of Common Stock in order to have additional shares available for possible future acquisition or financing transactions and other issuances, or to satisfy requirements for additional reservations of shares by reason of future transactions which might require increased reservations. The Board of Directors believes that the complexity of customary financing, employment and acquisition transactions requires that the directors be able to respond promptly and effectively to opportunities that involve the issuance of shares of Common Stock. For example, if the proposal is approved, the Company will have the flexibility to authorize stock dividends and to enter into joint ventures and corporate financing involving the issuance of shares of

Common Stock. Other than the proposed financing discussed above, the Company has no present plans, agreements, understandings or arrangements regarding transactions expected to require the issuance of additional shares of Common Stock that would be authorized by the proposed amendment. No further authorization for the proposed financing will be solicited from the stockholders.

Effects of the Reverse Stock Split and Recapitalization

   General Effects. If the Amendment is approved by the stockholders, the principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares from 32,609,010 shares to approximately 1,630,450 shares, based on share information as of March 10, 1998, reduce the number of authorized shares of Common Stock from 60,000,000 to 20,000,000, and decrease the authorized shares of preferred stock of the Company from 10,000,000 to 2,000,000. There are currently no preferred shares outstanding.

   In order that the Company may avoid the expense and inconvenience of issuing and transferring fractional shares of New Common Stock, stockholders who would otherwise be entitled to receive a fractional share of New Common Stock ("Fractional Stockholders") shall receive payment in cash in lieu of receiving a fractional share of New Common Stock. See "Exchange of Shares and Payment in Lieu of Issuance of Fractional Shares."

   Effect on Market for Common Stock. The Reverse Stock Split may leave certain stockholders with one or more "odd-lots" of new Common Stock, i.e. stock in amounts of less than 100 shares. These odd-lots may be more difficult to sell or require greater transaction cost per share to sell, than shares in even multiples of 100. On February 27, 1998, the closing sale price of the Common Stock on the OTC Bulletin Board was $0.28125 per share. Upon the effectiveness of the Reverse Stock Split, the Compensation Committee of the Board of Directors shall make a proportional downward adjustment to the number of shares subject to outstanding options and a corresponding upward adjustment in the per share exercise prices to reflect the Reverse Stock Split.

   Changes in Stockholders' Equity. As an additional result of the Reverse Stock Split, the Company's stated capital, which consists of the par value per share of Common Stock multiplied by the number of shares of Common
Stock issued, will be reduced by approximately $1,304,360 to $16,304 on the Effective Date. Following the Reverse Stock Split, the stated capital will be decreased because the number of shares issued and outstanding will be reduced and because the par value of the Common Stock will change from $.04 to $.01 per share. Correspondingly, the Company's capital in excess of par value, which consists of the difference between the Company's stated capital and the aggregate amount paid to the Company upon the issuance by the Company of all currently outstanding Common Stock, will be increased by approximately $1,288,056.

                      FEDERAL INCOME TAX CONSEQUENCES

   The following summary of the federal income tax consequences of the Reverse Stock Split is based on current law, including the Internal Revenue Code of 1986, as amended (the "Code"), and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Certain stockholders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, non-resident aliens, foreign corporations and persons who do not hold the Common Stock as a capital asset, may be subject to special rules not discussed below.

ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT HIS TAX ADVISOR TO
DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OF THE REVERSE STOCK SPLIT, INCLUDING

THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL OR
FOREIGN INCOME TAX AND OTHER LAWS.

   The receipt of shares of New Common Stock (excluding fractional shares of New Common Stock) in the Reverse Stock Split should be a nontaxable transaction under the Code for federal income tax purposes. Consequently, a stockholder receiving shares of New Common Stock should not recognize either gain or loss, or any other type of income, with respect to whole shares of New Common Stock received as a result of the Reverse Stock
Split. In addition, the aggregate tax basis of such stockholder's shares of Common Stock prior to the Reverse Stock Split will carry over in computing the tax basis of the stockholder's shares of New Common Stock. Each Stockholder will be required to allocate his basis in his shares of Common Stock ratably among the aggregate of (i) total number of shares of New Common Stock owned following the Reverse Stock Split and (ii) the fractional share, if any, in lieu of which cash is received. The holding period of the shares of New Common Stock will include the holding period during which the stockholder held the Common Stock, provided that such Common Stock was held by the stockholder as a capital asset on the Effective Date.

   The receipt by a stockholder of cash in lieu of a fractional share of New Common Stock pursuant to the Reverse Stock Split will be a taxable transaction for federal income tax purposes. The receipt of cash in lieu of a fractional share of New Common Stock will result in gain or loss (rather than dividend income) to such a stockholder assuming, as the Company believes, that such cash distribution is undertaken solely for the purpose of saving the Company the expense and inconvenience of issuing and transferring fractional shares of New Common Stock. The amount of gain or loss realized will be equal to the cash received, less the basis allocated to the fractional share as discussed in the preceding paragraph. To the extent that a shareholder held shares of Common Stock for more than one year as of the Effective Date, any capital gain or loss realized will be long-term capital gain or loss. Long-term capital gain or loss realized by a shareholder that is an individual, estate or trust may be eligible to be taxed at reduced rates if the the Common Stock was held for longer than eighteen months as of the Effective Date.

   Based on certain exceptions contained in regulations issued by the Internal Revenue Service, the Company does not believe that it or stockholders receiving cash in lieu of fractional shares will be subject to backup withholding or informational reporting with respect to such cash.

               EXCHANGE OF SHARES AND PAYMENT IN LIEU OF
                    ISSUANCE OF FRACTIONAL SHARES

   On or after the Effective Date, the Company will mail to each stockholder a letter of transmittal. A stockholder will be able to receive his shares of New Common Stock and, if applicable, cash in lieu of a fractional share of New Common Stock only by transmitting to the Transfer Agent such stockholder's stock certificate(s) for shares of Common Stock outstanding prior to the Reverse Stock Split, together with the properly executed and completed letter of transmittal and such evidence of ownership of such shares as the Company may require.
Stockholders will not receive certificates for shares of New
Common Stock unless and until the certificates representing their shares of Common Stock outstanding prior to the Reverse Stock Split are surrendered.

   STOCKHOLDERS SHOULD NOT FORWARD THEIR CERTIFICATES TO THE TRANSFER AGENT UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED AND SHOULD SURRENDER THEIR CERTIFICATES ONLY WITH SUCH LETTER OF TRANSMITTAL.

   No scrip or fractional share certificates for New Common Stock will be issued in connection with the Reverse Stock Split. A payment in lieu of a fractional shares of New Common Stock will be made to a Fractional Stockholder promptly after receipt of a properly completed letter of transmittal and stock certificate(s) for all of his shares of Common Stock outstanding prior to the Reverse Stock Split.

   There will be no service charges payable by the stockholders of the Company in connection with the exchange of their certificates.

   FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE "FOR" THE APPROVAL FOR THE
AMENDMENT.

      Security Ownership of Certain Beneficial Owners and Management

     Based solely upon information made available to the Company, the following table sets forth certain information with respect to the beneficial ownership of Common Stock as of January 31, 1998 by (i) each person who is known by the Company to beneficially own more than five percent of Common Stock; (ii) each director of the Company; (iii) each of the executive officers; and (iv) all executive officers and directors as a group. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

              Common Stock Beneficially Owned
              -------------------------------

                                 No. of        % of
    Name                        Shares(1)     Class
-------------------------      ----------    -------
Herbert H. McDade. Jr.(2)       1,025,665       3.2%
Kerry P. Gray(3)                1,145,790       3.6%
J. Michael Flinn(4)                72,833        *
Stephen B. Howell(5)               91,667        *
Max Link(6)                        76,667        *
W. Eric Bowditch                   57,500        *
Stephen B. Thompson                55,451        *
Richard G. Van Inwegen             91,077        *
David F. Ranney                 9,147,608      28.6%
Nicholas Madonia,
 Individually and as
 Trustee(7)                     6,617,729      19.9%

All Directors and Executive
 Officers as a group
 (consisting of 8 persons)      2,536,498       7.7%

-----------------------------------------------------------
* Less than 1%

(1)Includes Common Stock held plus all options and warrants exercisable within 60 days after January 31, 1998. Unless otherwise indicated, the persons listed have sole voting and investment powers with respect to all such shares.

(2)Including presently exercisable options for the purchase of 30,883 shares of Common Stock pursuant to the Non-Employee Director Plans of 1987 and 1995, and 320,625 shares of Common Stock and 151,829 SARs exercisable pursuant to the 1987 Stock Option

Plan.

(3)Including presently exercisable options for the purchase of 75,000 shares of Common Stock pursuant to the 1995 Stock Option Plan.

(4)Including presently exercisable options for the purchase of 63,333 shares of Common Stock pursuant to the Non-Employee Director Plans of 1987 and 1995.

(5)Including presently exercisable options for the purchase of 36,667 shares of Common Stock pursuant to the Non-Employee Director Plan of 1995 and 15,000 shares of Common Stock pursuant to the 1987 Stock Option Plan.

   (6)Including presently exercisable options for the purchase of 36,667 shares of Common Stock pursuant to the Non-Employee Director Plan of 1995.

(7)Mr. Nicholas Madonia owns 18,800 shares of Common Stock. Mr Madonia is the trustee of the Sentinel Charitable Remainder Trust ("Sentinel"), 30 Outwater Lane, Garfield, New Jersey, which is known to Access to be the beneficial owner of more than five percent of the Common Stock.
In addition to 1,544,799 shares of Common Stock held by Sentinel, Sentinel has an option to purchase until January 1, 1999, up to 500,000 units at $2.50 per unit. The units consist of 500,000 shares of Common Stock, 500,000 warrants with an expiration date of January 1, 2000 and an exercise price of $6.25 and 200,000 Warrants with an expiration date of January
1, 2000 and an exercise price of $2.50.

Mr. Madonia is also the trustee of the Century Charitable Remainder Trust, the Ocean Charitable Remainder Trust, the Lake Charitable Remainder Trust, the Beacon Charitable Remainder Trust, the Freedom Charitable Remainder Trust, the Oak Charitable Remainder Trust and the Celestial Charitable Remainder Trust (together, the "Charitable Remainder Trusts"). The Charitable Remainder Trusts are known by Access to be the beneficial owners of an aggregate of 930,239 shares of Common Stock and as such Mr. Madonia, as trustee is deemed to be a beneficial owner of the securities held by them. Mr. Madonia is also the trustee of the Blech Family Trust, beneficial owner of 2,923,891 shares of Common Stock, and as such may be deemed to be a beneficial owner of the securities held by it. Mr. Madonia disclaims beneficial ownership of all shares held by the trusts. The information set forth in this footnote is based on a Schedule 13D filed by Mr. Madonia on April 9, 1997.

                         OTHER MATTERS

   As of the date of this Proxy Statement, the Board of Directors of the Company has no knowledge of any matters to be presented for consideration at the Special Meeting other than those referred to above. If (i) any matters not within the knowledge of the Board of Directors as of the date of this Proxy Statement should properly come before the meeting; (ii) any proposals properly omitted from this Proxy Statement and the form of proxy should come before the meeting; or (iii) any matters should arise incident to the conduct of the meeting, then the proxies will be voted in accordance with the recommendations of the Board of Directors of the Company.

   EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN AND RETURN THE
ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE
AND ADDRESSED TO ACCESS PHARMACEUTICALS, INC. c/o AMERICAN STOCK TRANSFER
& TRUST CO., 40 WALL STREET, 46TH FLOOR, NEW YORK, NEW YORK 10005, A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                          By Order of the Board of
                          Directors,

                          /s/ Herbert H. McDade, Jr.
                          ---------------------------
                          Herbert H. McDade, Jr.
                          Chairman of the Board of
                          Directors

Exhibit A
               PROPOSED CERTIFICATE OF AMENDMENT
                            TO THE
                 CERTIFICATE OF INCORPORATION
                              OF
                 ACCESS PHARMACEUTICALS, INC.

Access Pharmaceuticals, Inc. (the "Corporation"), a
Delaware corporation, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the directors of the Corporation, a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, as previously amended, and declaring such amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED: Upon this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the Delaware General Corporate Law (the
"Effective Time"), each TWENTY outstanding shares of common stock, par value $.04 per share ("Common
Stock"), shall thereupon be reclassified and changed into ONE share of common stock, par value $.01 per share ("New Common Stock"). Upon such Effective Time, each holder of Common Stock shall thereupon automatically be and become the holder of ONE share of New Common Stock for every TWENTY shares of Common
Stock then held by such holder. Upon such Effective
Time, each certificate formerly representing a stated number of shares of Common Stock shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. As soon as practicable after such Effective Time, stockholders as of the date of the reclassification will be notified thereof and, upon their delivery of their certificates of Common Stock to the Company, will be sent stock certificates representing their shares of New Common Stock, rounded down to the nearest whole number, together with cash representing the fair value of such holder's fractional shares of Common Stock. No scrip or fractional share certificates for Common Stock will be issued in connection with this reverse stock split.

RESOLVED:  That it is advisable that Article V. Section
A and Section B of the Corporation's Certificate of
Incorporation, as amended, be amended to read in its entirety as follows; and that such Article V, Section
A and Section B of the Corporation's Certificate of
Incorporation, as amended, be amended to read in its entirety as follows:

     The aggregate number of shares of common stock which the Corporation shall have authority to issue is Twenty Million (20,000,000) shares with a par value of one cent ($0.01) per share.

     The aggregate number of shares of preferred stock which the Corporation shall authority to issue is Two
Million (2,000,000) shares with a par value of one cent
($0.01) per share in one or more series. Each series of preferred stock shall be designated by the board of directors so as to distinguish the shares thereof and the shares of all other series and classes. The board of directors may, by resolution, from time to time divide shares of the preferred stock into series and fix and determine the number of shares and the relative rights and preferences of any series so established, which relative rights and preferences may be greater or lesser than those granted to the common stock as provided herein. Notwithstanding the foregoing, all shares of preferred stock shall be identical, except as to the following relative rights and preferences, in respect of any or all of which there may be variations between different series, namely, the rate of dividends
(including the date from which dividends shall be cumulative), the price at, and the terms and conditions on which, shares may be redeemed, the amounts payable on shares in the event of voluntary or involuntary liquidation or dissolution, sinking fund provisions for the redemption or purchase of shares in the event shares of any series or issue with sinking fund provisions, and the terms and conditions on which shares of any series may be converted in the event shares of any series are issued a privilege of conversion. Each share of any series of

                             2
preferred stock shall be identical with all the shares of such series. The consideration for the issuance of shares may be paid in whole or in part in money and other property, tangible or intangible, or in labor or in services actually performed for the Corporation.
When payment of the consideration for which shares are to be issued has been received or, when payment of the capital consideration has been received and the Corporation has received a binding obligation from the purchaser to pay the balance of the purchase price;
such shares shall be deemed to be fully paid and not liable for any further call or assessment thereon.

SECOND:     That thereafter, pursuant to resolution of
the Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General
Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by the General Corporation Law of the State of Delaware voted in favor of the amendment.

THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:     That the effective date of this amendment
shall be ______, 1998.

                     ACCESS PHARMACEUTICALS, INC.
        2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned having received the Notice of Special Meeting of Stockholders and Proxy Statement dated March 10, 1998, and revoking any proxy heretofore given, hereby appoints each of Herbert H. McDade, Jr. and Kerry P. Gray or either of them, proxies of the undersigned with full power of substitution, to vote all shares of common stock of Access Pharmaceuticals, Inc. which the undersigned is entitled to vote at a Special Meeting of Stockholders to be held April 14, 1998 at 10:00 a.m., at the New York Athletic Club, 180
Central Park South, New York, New York 10019, (212) 247-5100, or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the Proposal.

In their discretion, the Proxies are authorized to vote on any other matters which may properly come before the Special Meeting or any adjournment thereof as set forth in the Proxy Statement.

             (continued, and to be signed on the reverse side)

                                                            SEE REVERSE SIDE

[ X ]  PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE

 1.Proposal to amend the Certificate of Incorporation
   to effect a recapitalization whereby the Company
   would effect a one-for-twenty reverse stock split,
   the number of authorized shares of Common Stock
   would be decreased from 60,000,000 shares, par value
   $.04 per share, to 20,000,000 shares, par value $.01
   per share, and the number of authorized shares of
   Preferred Stock would be decreased from 10,000,000
   shares, par value $.01 per share, to 2,000,000
   shares, par value $.01 per share (the
   Recapitalization).
                              FOR     AGAINST  ABSTAIN
                              [  ]     [  ]      [  ]

PLEASE MARK, SIGN AND DATE BELOW AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Proxies will also be accepted by transmission of a telegram, cablegram or telecopy provided that such telegram, cablegram or telecopy contains sufficient information from which it can be determined that the transmission was authorized by the stockholder. Telegrams or cablegrams may be addressed to American Stock Transfer & Trust Co. ("American Stock Transfer") at the address appearing on the attached envelope. American Stock Transfer's telecopy number is (718) 234-2287.

Shares Held: ___________

THIS PROXY IS SOLICITED ON BEHALF OF ACCESS PHARMACEUTICALS, INC.'S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO EXERCISE.

Signature ____________________  ________  __________________________  ________
                                Date      Signature (if held jointly) Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.